United Security Bancshares reports 1st quarter net income of $4.0 million

FRESNO, CA - April 17, 2019. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the three months ended March 31, 2019. The Company recognized net income of $4,007,000 for the three months ended March 31, 2019, an increase of 27% compared to the net income of $3,157,000 recognized for the three months ended March 31, 2018. Basic and diluted earnings per share increased to $0.24 for the three months ended March 31, 2019, as compared to basic and diluted earnings per share of $0.19 for the three months ended March 31, 2018.

First Quarter 2019 Highlights (at or for the quarter ended March 31, 2019, except where noted)

▪	Net interest income after provision for credit losses increased to $9,454,000 compared to $8,515,000 for the quarter ended March 31, 2018, and increased from $9,010,000 in the preceding quarter.

▪	Net interest margin decreased to 4.45% from 4.56% for the quarter ended March 31, 2018.

▪	Net recoveries totaled $16,000, compared to net recoveries of $38,000 for the quarter ended March 31, 2018.

▪	Capital positions remain strong with a 12.30% Tier 1 Leverage Ratio, a 15.08% Common Equity Tier 1 Ratio; a 16.5% Tier 1 Risk-Based Capital Ratio; and a 17.75% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.74%, compared to 1.57% for the quarter ended March 31, 2018.

▪	Annualized return on average equity ("ROAE") was 14.80%, compared to 12.43% for the quarter ended March 31, 2018.

▪	Total loans, net of unearned fees, decreased to $579,617,000, compared to $587,814,000 at December 31, 2018.

▪	Other real estate owned balances remained at $5,745,000 at March 31, 2019 when compared to $5,745,000, at December 31, 2018.

▪	The allowance for credit losses as a percentage of gross loans increased to 1.45%, compared to 1.43% at December 31, 2018.

▪	Total deposits increased to $831,577,000, compared to $805,643,000 at December 31, 2018.

▪	Book value per share increased to $6.56, compared to $6.45 at December 31, 2018.

Dennis Woods, President and Chief Executive Officer, stated: "2019 continues to produce strong financial results for the Company as we are once again pleased to report an increase in earnings. Our growth is a reflection of the confidence our customers have in us, as we saw total deposits increase $25.9 million in the quarter. Our unfunded loan commitments increased by $26.3 million during the first quarter related to new construction projects that had been delayed due to substantial rain in the winter months. It is our mission to carry this success throughout the year."

Results of Operations

ROAE for the three months ended March 31, 2019 was 14.80%, compared to 12.43% for the three months ended March 31, 2018. ROAA was 1.74% for the three months ended March 31, 2019, compared to 1.57% for the three months ended March 31, 2018. The annualized average cost of deposits was 0.41% for the quarter ended March 31, 2019, and 0.22% for the quarter ended March 31, 2018. The increase in the cost of deposits is attributed to increases in balances and rates paid on time deposits and money market accounts. Interest-bearing deposits increased 31.91% between March 31, 2018 and 2019 to $522,457,000.

Net interest income after the provision for credit losses for the three months ended March 31, 2019 totaled $9,454,000, an increase of $939,000, or 11.03%, from $8,515,000 for the same period ended March 31, 2018. The Company's net interest margin decreased from 4.56% for the three months ended March 31, 2018 to 4.45% for the three months ended March 31, 2019. The decrease was the result of the increasing costs of deposits, partially offset by increases in loan yields, investment yields, and yields on overnight funds. The yield on loans increased from 5.57% for the three months ended March 31, 2018 to 6.06% for the three months ended March 31, 2019. The increase in net interest income on a year-over-year comparison is the result of higher interest rates on loans and an increase in overnight funds and investment securities, partially offset by increasing cost of deposits and a decline in loan balances.

Non-interest income for the three months ended March 31, 2019 totaled $1,523,000, reflecting an increase of $601,000 from the $922,000 in non-interest income reported for the three months ended March 31, 2018. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $809,000 and $951,000 for the three months ended March 31, 2019 and 2018, respectively. The decrease in customer service fees was attributed to the closure of the Financial

Services department during the third quarter of 2018. On a year-over-year comparative basis, non-interest income increased primarily due to a $414,000 gain on the fair value of junior subordinated debentures (TRUPs) for the three months ended March 31, 2019, compared to a $470,000 loss for the same period ended March 31, 2018. Non-interest income for the three months ended March 31, 2019 also includes a $109,000 loss on investment resulting from the dissolution of the USB Real Estate Investment Trust (REIT). The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the three months ended March 31, 2018 includes a $171,000 gain recorded on the death benefit proceeds of bank-owned life insurance.

For the three months ended March 31, 2019, non-interest expense totaled $5,347,000, an increase of $347,000 compared to $5,000,000 for the three months ended March 31, 2018. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $225,000 in professional fees, partially offset by a decrease of $189,000 in salaries and employee benefits. The increase in professional fees is mainly attributed to an increase in legal fees, while the decrease in salary and employee benefits is attributed to lower equity award expense. Non-interest expense for the three months ended March 31, 2018 includes a $121,000 recovery of workman's compensation insurance expense.

The Company recorded an income tax provision of $1,623,000 for the three months ended March 31, 2019, compared to $1,280,000 for the same period in 2018. The effective tax rate for the three months ended March 31, 2019 was 28.83%, compared to 28.85% for the three months ended March 31, 2018.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit losses, and gain on sale of other real estate owned (OREO). As such, Core Net Income would have been $3,713,000 for the three months ended March 31, 2019, an increase of approximately 11% compared to net income of $3,349,000 for the same period in 2018. Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $30,982,000, or 3.32%, for the three months ended March 31, 2019, due primarily to increases of $39,915,000 in overnight funds held at the Federal Reserve. This increase is partially reflective of the increase of $25,934,000 in deposits during the first quarter of 2019. Loan balances decreased by $8,033,000 for the three months ended March 31, 2019 and investment securities decreased by $3,481,000. The Company continues to review multiple loan purchase opportunities, on a flow basis, and executed a $30,000,000 letter of intent to purchase SBA loans during 2018.

Total deposits increased $25,934,000, or 3.22%, to $831,577,000 during the three months ended March 31, 2019. This increase was due to an increase of $27,333,000 in NOW, money market, and savings accounts and an increase of $7,756,000 in noninterest bearing deposits, partially offset by a a decrease of $9,155,000 in time deposits. Total money market and savings accounts increased 6.35% to $457,824,000 at March 31, 2019, compared to $430,491,000 at December 31, 2018. Noninterest bearing deposits increased 2.65% to $300,476,000 at March 31, 2019, compared to $292,720,000 at December 31, 2018. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $35,089,000.

Shareholders’ equity at March 31, 2019 was $111,193,000, up $1,953,000 from shareholders’ equity of $109,240,000 at December 31, 2018. The increase in equity was a result of net earnings for the period, partially offset by cash dividends.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 26, 2019. The dividend was payable on April 17, 2019, to shareholders of record as of April 8, 2019. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $6,000 for the three months ended March 31, 2019, compared to a recovery of provision of $189,000 for the three months ended March 31, 2018. Net loan recoveries totaled $16,000 for the three months ended March 31, 2019, as compared to net recoveries of $38,000 for the three months ended March 31, 2018.

The Company's allowance for loan loss totaled 1.45% of the loan portfolio at March 31, 2019, compared to 1.43% at December 31, 2018. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at March 31, 2019 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $1,070,000 between December 31, 2018 and March 31, 2019 to $21,044,000. Nonperforming assets as a percentage of total assets decreased from 2.37% at December 31, 2018 to 2.18% at March 31, 2019. The decrease in nonperforming assets is mainly attributed to decreases in nonaccrual loans and restructured loans. Nonaccrual loans decreased $423,000 between December 31, 2018 and March 31, 2019 to $11,629,000. Restructured loans decreased $719,000 between December 31, 2018 and March 31, 2019. OREO totaled $5,745,000 at March 31, 2019 and December 31, 2018.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) changes in general economic and financial market conditions, either nationally or locally, (2) changes in interest rates, (3) changes in banking laws or regulations, (4) increased competition in the Company’s market, impacting the ability to execute its business plans, (5) loss of key personnel, (6) unanticipated credit losses, (7) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (8) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (9) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2018, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2019	December 31, 2018
Assets
Cash and non-interest-bearing deposits in other banks	$29,398	$28,949
Due from Federal Reserve Bank ("FRB")	231,303	191,388
Cash and cash equivalents	260,701	220,337
Investment securities (at fair value)
Available for sale ("AFS") securities	62,888	66,426
Marketable equity securities	3,716	3,659
Total investment securities	66,604	70,085
Loans	579,900	587,933
Unearned fees and unamortized loan origination fees, net	(283)	(119)
Allowance for credit losses	(8,417)	(8,395)
Net loans	571,200	579,419
Premises and equipment - net	9,593	9,837
Accrued interest receivable	9,485	8,341
Other real estate owned	5,745	5,745
Goodwill	4,488	4,488
Deferred tax assets - net	3,171	3,174
Cash surrender value of life insurance	20,388	20,244
Other assets	12,665	11,388
Total assets	$964,040	$933,058

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$300,476	$292,720
Interest-bearing	531,101	512,923
Total deposits	831,577	805,643

Accrued interest payable	81	57
Other liabilities	10,735	7,963
Junior subordinated debentures (at fair value)	10,454	10,155
Total liabilities	852,847	823,818

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,949,122 at March 31, 2019 and 16,946,622 at December 31, 2018	58,723	58,624
Retained earnings	52,080	49,942
Accumulated other comprehensive income	390	674
Total shareholders' equity	111,193	109,240
Total liabilities and shareholders' equity	$964,040	$933,058

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2019	2018
Interest Income:
Interest and fees on loans	$8,642	$8,226
Interest on investment securities	477	193
Interest on deposits in FRB	1,298	384
Total interest income	10,417	8,803

Interest Expense:
Interest on deposits	834	387
Interest on other borrowed funds	123	90
Total interest expense	957	477
Net Interest Income	9,460	8,326
Provision (Recovery of Provision) for Credit Losses	6	(189)
Net Interest Income after Provision (Recovery of Provision) for Credit Losses	9,454	8,515

Noninterest Income:
Customer service fees	809	951
Increase in cash surrender value of bank-owned life insurance	145	125
Gain (loss) on fair value of marketable equity securities	57	(60)
Gain on proceeds from bank-owned life insurance	—	171
Gain (loss) on fair value of junior subordinated debentures	414	(470)
Loss on dissolution of real estate investment trust	(109)	—
Other	207	205
Total noninterest income	1,523	922

Noninterest Expense:
Salaries and employee benefits	2,772	2,961
Occupancy expense	813	1,018
Data processing	107	52
Professional fees	813	335
Regulatory assessments	93	83
Director fees	91	80
Correspondent bank service charges	14	17
Loss on California tax credit partnership	—	5
Net cost on operation and sale of OREO	65	51
Other	579	398
Total noninterest expense	5,347	5,000

Income Before Provision for Taxes	5,630	4,437
Provision for Taxes on Income	1,623	1,280
Net Income	$4,007	$3,157

Basic earnings per common share	$0.24	$0.19
Diluted earnings per common share	$0.24	$0.19
Weighted average basic shares for EPS	16,947,040	16,890,243
Weighted average diluted shares for EPS	16,972,630	16,917,599

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended March 31,
	2019	2018
Average Balances:
Loans (1)	$578,326	$598,891
Investment securities – taxable	68,293	44,431
Interest-bearing deposits in FRB	215,644	98,070
Total interest-earning assets	862,263	741,392
Allowance for credit losses	(8,458)	(9,335)
Cash and due from banks	28,349	26,442
Other real estate owned	5,745	5,745
Other non-earning assets	59,685	53,166
Total average assets	$947,584	$817,410

Interest-bearing deposits	$522,457	$396,068
Junior subordinated debentures	10,090	9,685
Total interest-bearing liabilities	532,547	405,753
Non-interest-bearing deposits	294,801	301,787
Other liabilities	9,025	6,858
Total liabilities	836,373	714,398
Total equity	111,211	103,012
Total liabilities and equity	$947,584	$817,410

Average Rates:
Loans (1)	6.06%	5.57%
Investment securities- taxable	2.83%	1.76%
Interest-bearing deposits in FRB	2.44%	1.59%
Earning assets	4.90%	4.82%
Interest bearing deposits	0.65%	0.40%
Junior subordinated debentures	4.94%	3.77%
Total interest-bearing liabilities	0.73%	0.48%
Net interest margin (2)	4.45%	4.56%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Cash and cash equivalents	$260,701	$220,337	$207,300	$191,128	$165,347
Investment securities	66,604	70,085	65,727	60,383	43,006
Loans	579,617	587,814	577,598	574,351	596,850
Allowance for credit losses	(8,417)	(8,395)	(8,798)	(8,425)	(9,116)
Net loans	571,200	579,419	568,800	565,926	587,734
Other assets	65,535	63,217	62,201	62,031	58,717
Total assets	$964,040	$933,058	$904,028	$879,468	$854,804

Non-interest-bearing	$300,476	$292,720	$315,213	$281,686	$319,438
Interest-bearing	531,101	512,923	463,670	475,277	415,178
Total deposits	831,577	805,643	778,883	756,963	734,616
Other liabilities	21,270	18,175	18,099	17,289	16,679
Total liabilities	852,847	823,818	796,982	774,252	751,295
Total shareholders' equity	111,193	109,240	107,046	105,216	103,509
Total liabilities and shareholder's equity	$964,040	$933,058	$904,028	$879,468	$854,804

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total interest income	$10,417	$9,821	$9,554	$8,437	$8,803
Total interest expense	957	876	691	659	477
Net interest income	9,460	8,945	8,863	7,778	8,326
Provision (recovery of provision) for credit losses	6	(65)	(373)	(1,136)	(189)
Net interest income after provision (recovery of provision) for credit losses	9,454	9,010	9,236	8,914	8,515

Total non-interest income	1,523	1,665	849	1,169	922
Total non-interest expense	5,347	5,473	5,143	5,318	5,000
Income before provision for taxes	5,630	5,202	4,942	4,765	4,437
Provision for taxes on income	1,623	1,254	1,424	1,373	1,280
Net income	$4,007	$3,948	$3,518	$3,392	$3,157

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	March 31, 2019	December 31, 2018
Real estate - mortgage	—	389
RE construction & development	11,629	11,663
Total nonaccrual loans	$11,629	$12,052

Loans past due 90 days and still accruing	134	485
Restructured loans	3,536	3,832
Total nonperforming loans	$15,299	$16,369
Other real estate owned	5,745	5,745
Total nonperforming assets	$21,044	$22,114

Nonperforming assets to total gross loans	3.63%	3.76%
Nonperforming assets to total assets	2.18%	2.37%
Allowance for credit losses to nonperforming loans	55.02%	51.29%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2019	2018

Return on average assets	1.74%	1.57%
Return on average equity	14.80%	12.43%
Net recoveries to average loans	(0.01)%	(0.03)%

	March 31, 2019	December 31, 2018
Shares outstanding - period end	16,949,122	16,946,622
Book value per share	$6.56	$6.45
Efficiency ratio (1)	50.25%	53.55%
Total impaired loans	$17,461	$18,683
Net loan to deposit ratio	68.69%	71.92%
Allowance for credit losses to total loans	1.45%	1.43%
Total capital to risk weighted assets
Company	17.75%	17.80%
Bank	17.77%	17.70%
Tier 1 capital to risk-weighted assets
Company	16.50%	16.55%
Bank	16.52%	16.45%
Common equity tier 1 capital to risk-weighted assets
Company	15.08%	15.15%
Bank	16.52%	16.45%
Tier 1 capital to adjusted average assets (leverage)
Company	12.30%	12.15%
Bank	12.33%	12.16%
(1) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of TRUPs.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Three Months Ended March 31,
	2019	2018	Change $	Change %
Net income	$4,007	$3,157	$850	26.92%

TRUPs (1) fair value adjustment gain (loss)	414	(470)
Reversal of provision for credit losses (2)	—	200
	414	(270)

Income tax effect	120	(78)
Non-core items net of taxes	294	(192)

Non-GAAP core net income	$3,713	$3,349	$364	10.87%

(1)	TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the calculated reserve for the period. The recovery of provision for credit losses of $189,000 for the three months ended March 31, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $200,000, partially offset by a provision for overdrafts of $11,000. For the three months ended March 31, 2019, there was no reversal from the allowance for credit losses in excess of the calculated reserve for the period. The provision for credit losses of $6,000, as reported within the Consolidated Statements of Income, represents the provision for overdrafts.